Exhibit 99.1

APRICUS BIOSCIENCES RECEIVES EUROPEAN APPROVAL FOR VITAROS® FOR

THE TREATMENT OF ERECTILE DYSFUNCTION

Company to Host Conference Call Today at 9:00 AM ET

SAN DIEGO, CA, June 10, 2013 (GLOBE NEWSWIRE) — Apricus Biosciences, Inc. (“Apricus Bio” or the “Company”) (Nasdaq: APRI) (http://www.apricusbio.com), today announced that its marketing application for Vitaros®, indicated for the treatment of patients with erectile dysfunction (“ED”), has been approved through the European Decentralized Procedure (“DCP”).

“The approval of Vitaros® in Europe marks a significant milestone for Apricus Bio as we continue to execute on our core strategy of developing, seeking regulatory approval, and partnering our sexual health products,” said Richard Pascoe, Chief Executive Officer of Apricus Bio. “Vitaros® has a unique product profile that meets the needs of a large number of patients suffering from erectile dysfunction and who are intolerant to or do not respond to current treatment options. With its rapid onset of action and unique topical delivery, we believe that Vitaros® will capture a significant share of the approximately $1 billion PDE-5 inhibitor market in Europe once it is launched by our commercial partners.”

“Moreover, partnering interest in Vitaros® remains strong and we are actively seeking to secure additional partnerships in the remaining European and global markets,” continued Pascoe. “With the completion of a $17.1 million financing, the divestiture of multiple non-core assets, and streamlining of our global operations in the second quarter of 2013, Apricus Bio is now well positioned to advance our lead assets for male and female sexual health, Vitaros® and Femprox®, in an effort to create long-term shareholder value.”

Under the DCP, Apricus Bio filed its application for marketing approval designating Netherlands as the Reference Member State (“RMS”) on behalf of nine other European Concerned Member States (“CMS”) participating in the procedure. The CMS include France, Germany, Italy, UK, Ireland, Spain, Sweden, Belgium and Luxembourg. The Company will continue to work independently as well as with its commercialization partners, Sandoz, Takeda, and Bracco for the next step of obtaining national phase approvals in order to make Vitaros® ready to launch in each of the included territories across Europe.

Conference Call Information

The call will take place today, June 10 at 9:00 AM ET and can be accessed in the U.S. by dialing 877-407-9210 and outside of the U.S. by dialing 201-689-8049 and asking the conference operator for the Apricus Bio Conference Call. The conference call will also be webcast live at www.investorcalendar.com/IC/CEPage.asp?ID=171060. The teleconference replay will be available for three months by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay Passcode 415699 is required for playback. The webcast replay will be available for three months.

About Vitaros®

Vitaros® is a topically-applied cream formulation of alprostadil, a vasodilator, combined with our proprietary permeation enhancer DDAIP.HCL, which directly increases blood flow to the penis, causing an erection. Alprostadil is a widely accepted alternative to the PDE-5 inhibitors for difficult to treat patients, and Vitaros®, which was determined to be safe and effective by the European Health Authorities and previously by Health Canada, offers greater market opportunity due to its patient-friendly form versus other alprostadil dosage forms and also relative to oral ED products. With a market affecting nearly 150 million men worldwide and representing approximately $1 billion in revenue in Europe, Vitaros® represents a major market opportunity, particularly as a distinct product that addresses a significant underserved population.

About Femprox®

Femprox® is our product candidate for the treatment of female sexual arousal disorder (FSAD) which contains a topically-applied cream formulation of alprostadil, a vasodilator, and our proprietary permeation enhancer DDAIP.HCL. Seven clinical studies have been successfully completed to date, including one, 98-subject Phase 2 study in the US and a nearly 400-subject Phase 3 study in China. To date, no product has been approved in the U.S. to treat FSAD, a persistent or recurring inability to attain or maintain adequate sexual excitement, causing personal distress. Estimates of the FSAD market size put it on par with erectile dysfunction in males, and possibly larger.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a pharmaceutical company that develops and markets innovative treatments that help large patient populations across numerous, large-market therapeutic classes including male and female sexual health. The Company has one approved product, Vitaros®, for the treatment of erectile dysfunction, which is now approved in Europe and Canada and will be commercialized by Apricus Bio’s marketing partners which include, Abbott Canada, Takeda Pharmaceuticals International GmbH, Sandoz, and Bracco SpA. Femprox®, the Company’s product candidate for the treatment of female sexual arousal disorder, has successfully completed a nearly 400-subject Phase 3 study in China.

For further information on Apricus Bio, visit http://www.apricusbio.com.

Apricus Bio’s Forward-Looking Statement Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its ability to further develop its product Vitaros® for erectile dysfunction, and product candidate Femprox® for Female Sexual Arousal Disorder among others; to have its product and product candidates receive additional patent protection and be approved by relevant regulatory authorities in Europe, the United States and Canada and in other countries; to successfully commercialize such product and product candidates and other NexACT® product candidates and drug delivery technology; to sell its oncology supportive care business or assets to a third party or parties; to cease funding to its French subsidiaries and to have such subsidiaries reorganize or liquidate successfully; and to achieve its other development, commercialization and financial goals. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC’s website or without charge from the Company.

###

Apricus Bio Investor Relations:

David Pitts or Lourdes Catala

Argot Partners

212-600-1902

david@argotpartners.com

lourdes@argotpartners.com

3